UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

PCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Avenue

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 27, 2016, PCM, Inc. (the “Seller”) entered into an agreement with Spigen, Inc. (the “Buyer”) to sell certain real property in Irvine, California (the “Irvine Property”) for approximately $13.2 million. The Irvine Property includes approximately 60,000 square feet of office and warehouse space and land. The Buyer and Seller agreed to a 60 day escrow period, with the Buyer making a deposit of $290,000 into escrow. Buyer is entitled to a 30 day financing contingency period during which if Buyer fails to obtain satisfactory financing and upon notice to Seller, the deposit is refundable to Buyer. Certain of our subsidiaries occupy the building, and will continue to use the office and warehouse space under a 60 day sale-leaseback arrangement upon the close of escrow for $30,000 per month.

In March 2015, PCM completed the purchase of the Irvine Property for approximately $5.8 million and financed $4.9 million with a long-term note. Upon closing of the sale of the Irvine Property, which we anticipate to be in mid-2016, we expect to realize a pre-tax gain of approximately $7.4 million. We expect to pay-off the outstanding balance on the note of approximately $4.7 million at closing of escrow.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PCM, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated: April 28, 2016

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